EXHIBIT 10.115

[LOGO OF TEIJIN LIMITED]

1-I, UCHISAIWAI-CHO 2-CHOME,

CHIYODA-KU, TOKYO

100-8585 JAPAN

March 28, 2002

Southwall Technologies Inc.

1029 Corporation Way

Palo Alto, CA 94303

ATTN:	Thomas G. Hood

President and Chief Executive Officer

Dear Mr. Hood:

This letter is written with reference to the Guarantee Agreement dated as of May 6, 1997, between Southwall Technologies, Inc. (“STI”) and Teijin Limited (“Teijin”) as amended in August 1999 by Memorandum between STI and Teijin (such Guarantee, as amended, the “Guarantee Agreement”).

By STI E-mail dated Feb 11, 2002, STI advised Teijin that, as of December 31, 2001, it was not compliance with the Minimum Quick Ratio, Tangible Net Worth Amount and Maximum Debt/Tangible Net Worth of the financial covenants in Article 4 - (1) of the Guarantee Agreement and requested that Teijin waive STI’s non-compliance with such covenants through December 31, 2002 (with respect to non-compliance as of the end of December, 2002).

Subject to the conditions set forth below, this will confirm that Teijin hereby waives any defaults under Article 5.1 of the Guarantee Agreement that may exist through and including December 31, 2002 (end of the fiscal year 2002) arising out of STI’s failure to comply with the financial covenants of the Minimum Quick Ratio, Tangible Net Worth Amount and Maximum Debt/Tangible Net Worth in Article 4 - (1) of the Guarantee Agreement.

This waiver does not apply to any period after December 31, 2002.  Nevertheless, in the event that any one or more of STI’s covenants are in default as of December 31, 2002, Teijin agrees that it will not assert its rights or take any action with respect to such default until on or after March 1, 2003, after which date Teijin shall be free to take action with respect to such default.  This waiver is solely and exclusively for the purpose of the Guarantee Agreement and without prejudice to any other rights that Teijin has or may have against the Company.

In addition, this waiver is conditioned on STI’s agreement that, 1) in the event that it issues new capital to third parties in a public offering of its equity securities, STI shall apply $2.5 million of the proceeds of the offering to the prepayment of the 2004 installments of the Sanwa loan, and 2) in the event that it issues new capital to third parties in one or more transactions other than a secondary offering, STI shall apply 10% of the aggregate proceeds of such offerings to the prepayment of the 2004 installments of the Sanwa.

Very truly yours,

Teijin Limited

/s/	Yukio Kobayashi

By	Yukio Kobayashi
Assistant to General Manager
Films Business Group